Filed with the U.S. Securities and Exchange Commission on February 3, 2026

1933 Act Registration File No. 333-17391
1940 Act File No. 811-07959

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	1188	[	X	]
and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	1190	[	X	]

(Check appropriate box or boxes.)

ADVISORS SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

615 East Michigan Street
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)
(Registrant’s Telephone Number, Including Area Code) (626) 914-7363

Jeffrey T. Rauman, President and Principal Executive Officer
Advisors Series Trust
c/o U.S. Bank Global Fund Services
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(Name and Address of Agent for Service)
Copies to:
Rachael L. Schwartz, Esq.
Sullivan & Worcester LLP
1251 Avenue of the Americas, 19th Floor
New York, New York 10020

It is proposed that this filing will become effective

☒	immediately upon filing pursuant to paragraph (b)
☐	on _____________ pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on __________ pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on __________ pursuant to paragraph (a)(2) of Rule 485.
If appropriate, check the following box
[ ]    this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Explanatory Note: This Post-Effective Amendment No. 1188 to the Registration Statement of Advisors Series Trust (the “Trust”) is being filed to add exhibits for the Trust’s series: Scharf Multi-Asset Opportunity Fund, Scharf ETF, and Scharf Global Opportunity ETF.

PART C
Scharf Funds
OTHER INFORMATION
Item 28. Exhibits

(a)
Amended and Restated Agreement and Declaration of Trust dated October 18, 2018, was previously filed with Post-Effective Amendment No. 866 to the Trust’s Registration Statement on Form N-1A on January 23, 2019, and is incorporated herein by reference.

(b)
Amended and Restated By-Laws dated March 23, 2023, were previously filed with Post-Effective Amendment No. 1125 to the Trust’s Registration Statement on Form N-1A on March 31, 2023, and are incorporated herein by reference.

(c)	Instruments Defining Rights of Security Holders are incorporated by reference into the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws.

(d)	Investment Advisory Agreements
(i)
Investment Advisory Agreement dated July 1, 2015, was previously filed with Post-Effective Amendment No. 682 to the Registration Statement on Form N-1A on December 23, 2015, and is incorporated herein by reference.

		(A)	Amendment to the Investment Advisory Agreement dated April 1, 2020 was previously filed with Post-Effective Amendment No. 1003 to the Registration Statement on Form N-1A on January 28, 2021.
(B)
Second Amendment to the Investment Advisory Agreement dated December 21, 2022 was previously filed with Post-Effective Amendment No. 1112 to the Registration Statement on Form N‑1A on December 30, 2022, and is incorporated herein by reference.

(ii)
Investment Advisory Agreement dated May 7, 2025, between the Trust and Scharf Investments, LLC was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(iii)
Investment Sub-Advisory Agreement dated May 7, 2025, between the Trust, Scharf Investments, LLC and Tidal Investments, LLC was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(e)	Distribution Agreements
(i)
Distribution Agreement dated January 1, 2026 was previously filed with Post-Effective Amendment No. 1184 to the Registration Statement on Form N-1A on January 22, 2026, and is incorporated herein by reference.

	(ii)	ETF Distribution Agreement was previously filed with Post-Effective Amendment No. 1064 to the Trust's Registration Statement on Form N-1A on December 22, 2021, and is incorporated herein by reference.
(A)
Third Amendment to the ETF Distribution Agreement (Scharf ETF and Scharf Global Opportunity ETF) dated May 2025 was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(iii)
Form of Authorized Participant Agreement for Quasar Distributors, LLC was previously filed with Post-Effective Amendment No. 1064 to the Trust’s Registration Statement on Form N-1A on December 23, 2021, and is incorporated herein by reference.

(f)	Bonus or Profit Sharing Contracts - not applicable.

(g)
Amended and Restated Custody Agreement (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, was previously filed with Post-Effective Amendment No. 474 to the Trust’s Registration Statement on Form N-1A on January 23, 2013, and is incorporated herein by reference.

(i)
Amendment dated December 1, 2017, to the Amended and Restated Custody Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(ii)
Amendment dated February 5, 2018 to the Amended and Restated Custody Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(iii)
Amendment dated August 22, 2025 to the Second Amended and Restated Custody Agreement (Scharf ETF and Scharf Global Opportunity ETF) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(h)	Other Material Contracts
(i)
Fund Administration Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N-1A on June 28, 2006, and is incorporated herein by reference.

(B)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Fund Administration Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(C)
Amendment dated December 1, 2017 to the Fund Administration Servicing Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(D)
Amendment dated February 5, 2018 to the Fund Administration Servicing Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(E)
Addendum dated December 20, 2024 to the Fund Administration Servicing Agreement dated June 8, 2006 was previously filed with Post-Effective Amendment No. 1156 to the Registration Statement on Form N-1A on January 23, 2025, and is incorporated herein by reference.

(ii)
Transfer Agent Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N‑1A on June 28, 2006, and is incorporated herein by reference.

(A)
Addendum dated March 26, 2009, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 282 to the Trust’s Registration Statement on Form N-1A on April 21, 2009, and is incorporated herein by reference.

(B)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Transfer Agent Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(iii)
Fund Accounting Servicing Agreement dated June 8, 2006, was previously filed with Post-Effective Amendment No. 222 to the Trust’s Registration Statement on Form N‑1A on June 28, 2006, and is incorporated herein by reference.

(A)
Amendment (Scharf Multi-Asset Opportunity Fund) dated December 6, 2012, to the Fund Accounting Servicing Agreement was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(B)
Amendment dated December 1, 2017, to the Fund Accounting Servicing Agreement, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(C)
Amendment dated February 5, 2018 to the Fund Accounting Servicing Agreement, was previously filed with Post-Effective Amendment No. 867 to the Registration Statement on Form N-1A on January 24, 2019, and is incorporated herein by reference.

(iv)
Amendment to the Fund Services Agreement dated August 22, 2025 to the Fund Servicing Agreement Agreement (Scharf ETF and Scharf Global Opportunity ETF) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(v)
Amended and Restated Operating Expenses Limitation Agreement dated December 21, 2022 was previously filed with Post-Effective Amendment No. 1112 to the Registration Statement on Form N‑1A on December 30, 2022, and is incorporated herein by reference.

(vi)
Power of Attorney (Rackey, Mertens, Redwine, Kritzmire and Wainscott) previously filed with Post-Effective Amendment 1151 to the Registration Statement on Form N-1A on August 28, 2024, and is incorporated herein by reference.

(vii)
Shareholder Servicing Plan (Scharf Global Opportunity Fund) dated June 20, 2014, was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(A)
Amended Schedule A (Scharf Multi-Asset Opportunity Fund) to the Shareholder Servicing Plan dated January 21, 2016, was previously filed with Post-Effective Amendment No. 687 to the Registration Statement on Form N-1A on January 21, 2016, and is incorporated herein by reference.

(i)	Legal Opinions
(i)
Opinion of Counsel (Scharf Multi-Asset Opportunity Fund) dated December 21, 2012, was previously filed with Post-Effective Amendment No. 468 to the Registration Statement on Form N-1A on December 26, 2012, and is incorporated herein by reference.

(ii)
Opinion of Counsel (Scharf ETF and Scharf Global Opportunity ETF) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(j)	Other Opinions
(i) Tait, Weller & Baker LLP Consent of Independent Registered Public Accounting Firm for the Scharf Multi-Asset Opportunity Fund, Scharf ETF and Scharf Global Opportunity ETF — not applicable.
(ii)
Cohen & Company, Ltd. Consent of Independent Registered Public Accounting Firm relating to the special purpose schedules of investments and related notes of the separately managed account advised by Scharf Investments, LLC (dated August 5, 2025) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(iii) Consent of Advisor Compliance Associates, LLC - filed herewith.

(k)	Omitted Financial Statements - not applicable.

(l)
Subscription Agreements dated February 25, 1997, were previously filed with Pre-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-1A on February 28, 1997, and are incorporated herein by reference.

(m)	Rule 12b-1 Plans
(i)
Rule 12b-1 Plan (Scharf Global Opportunity Fund), was previously filed with Post-Effective Amendment No. 615 to the Registration Statement on Form N-1A on October 8, 2014, and is incorporated herein by reference.

(A)
Amended Schedule B (Scharf Multi-Asset Opportunity Fund) dated January 21, 2016 to the Distribution and Service (Rule 12b-1) Plan, was previously filed with Post-Effective Amendment No. 687 to the Registration Statement on Form N-1A on January 21, 2016, and is incorporated herein by reference.

(ii)
Rule 12b-1 Plan (Scharf ETF and Scharf Global Opportunity ETF) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

(n)
Amended and Restated Rule 18f-3 Plan dated January 28, 2018, was previously filed with Post-Effective Amendment No. 810 to the Registration Statement on Form N-1A on January 26, 2018, and is incorporated herein by reference.

(o)	Reserved

(p)	Codes of Ethics
(i)
Code of Ethics applicable to the Registrant dated October, 2022 was previously filed with Post-Effective Amendment No. 1104 to the Trust’s Registration Statement on Form N-1A on October 27, 2022, and is incorporated herein by reference.

	(ii)	Code of Ethics for Adviser dated December 2025 - filed herewith.
(iii)
Code of Ethics for Sub-Adviser (Tidal Investments LLC) was previously filed with Post-Effective Amendment No. 1177 to the Registration Statement on Form N-1A on August 5, 2025, and is incorporated herein by reference.

	(iv)	Code of Ethics for Access Persons of Quasar Distributors, LLC — not applicable per Rule 17j-1(c)(3).

Item 29. Persons Controlled by or Under Common Control with Registrant.

    No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification.

    Reference is made to Article VII of the Registrant’s Amended and Restated Agreement and Declaration of Trust, Article VI of Registrant’s Amended and Restated By-Laws and Paragraph 7 of the Distribution Agreement.

    Pursuant to Rule 484 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.”

Item 31. Business and Other Connections of the Investment Adviser.

This Item incorporates by reference each investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. Each Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Investment Adviser	SEC File No.
Scharf Investments, LLC	801-18799
Tidal Investments LLC	801-76857

Item 32. Principal Underwriter.

(a)    Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:
1. Abacus FCF ETF Trust
2. Advisor Managed Portfolios
3. Antares Private Credit Fund
4. Capital Advisors Growth Fund, Series of Advisors Series Trust
5. Chase Growth Fund, Series of Advisors Series Trust
6. Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
7. Edgar Lomax Value Fund, Series of Advisors Series Trust
8. Huber Large Cap Value Fund, Series of Advisors Series Trust
9. Huber Mid Cap Value Fund, Series of Advisors Series Trust
10. Huber Select Large Cap Value Fund, Series of Advisors Series Trust
11. Huber Small Cap Value Fund, Series of Advisors Series Trust
12. Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
13. Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
14. Medalist Partners Short Duration Fund, Series of Advisors Series Trust
15. O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
16. PIA BBB Bond Fund, Series of Advisors Series Trust
17. PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18. PIA High Yield Fund, Series of Advisors Series Trust
19. PIA MBS Bond Fund, Series of Advisors Series Trust
20. PIA Short-Term Securities Fund, Series of Advisors Series Trust
21. Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
22. Poplar Forest Partners Fund, Series of Advisors Series Trust
23. Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
24. Pzena International Small Cap Value Fund, Series of Advisors Series Trust
25. Pzena International Value Fund, Series of Advisors Series Trust
26. Pzena Mid Cap Value Fund, Series of Advisors Series Trust
27. Pzena Small Cap Value Fund, Series of Advisors Series Trust
28. Reverb ETF, Series of Advisors Series Trust
29. Scharf ETF, Series of Advisors Series Trust
30. Scharf Global Opportunity ETF, Series of Advisors Series Trust
31. Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
32. Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
33. Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
34. The Aegis Funds
35. Allied Asset Advisors Funds
36. Angel Oak Funds Trust
37. Angel Oak Strategic Credit Fund
38. Brookfield Infrastructure Income Fund Inc.
39. Brookfield Investment Funds
40. Buffalo Funds
41. RJ Eagle GCM Dividend Select Income ETF, Series of Carillon Series Trust
42. RJ Eagle Municipal Income ETF, Series of Carillon Series Trust
43. RJ Eagle Vertical Income ETF, Series of Carillon Series Trust
44. DoubleLine Funds Trust
45. AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
46. AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions
47. AAM Crescent CLO ETF, Series of ETF Series Solutions
48. AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
49. AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
50. AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions
51. AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions
52. AAM SLC Low Duration Income ETF, Series of ETF Series Solutions
53. AAM Todd International Intrinsic Value ETF, Series of ETF Series Solutions
54. AAM Transformers ETF, Series of ETF Series Solutions
55. Acquirers Deep Value ETF, Series of ETF Series Solutions
56. Aptus April Buffer, Series of ETF Series Solutions
57. Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions
58. Aptus Deferred Income ETF, Series of ETF Series Solutions
59. Aptus Defined Risk ETF, Series of ETF Series Solutions
60. Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
61. Aptus Enhanced Yield ETF, Series of ETF Series Solutions
62. Aptus International Enhanced Yield ETF, Series of ETF Series Solutions
63. Aptus January Buffer ETF, Series of ETF Series Solutions
64. Aptus July Buffer ETF, Series of ETF Series Solutions
65. Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions

66. Aptus Large Cap Upside ETF, Series of ETF Series Solutions
67. Aptus October Buffer ETF, Series of ETF Series Solutions
68. Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions
69. Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
70. Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions
71. BTD Capital Fund, Series of ETF Series Solutions
72. Carbon Strategy ETF, Series of ETF Series Solutions
73. ClearShares OCIO ETF, Series of ETF Series Solutions
74. ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
75. ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
76. Colterpoint Net Lease Real Estate ETF, Series of ETF Series Solutions
77. Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
78. Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
79. Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
80. ETFB Green SRI REITs ETF, Series of ETF Series Solutions
81. Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
82. Hoya Capital Housing ETF, Series of ETF Series Solutions
83. LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
84. LHA Market State Tactical Q ETF, Series of ETF Series Solutions
85. LHA Risk-Managed Income ETF, Series of ETF Series Solutions
86. McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
87. Opus Small Cap Value ETF, Series of ETF Series Solutions
88. The Acquirers Fund, Series of ETF Series Solutions
89. The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions
90. The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions
91. U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
92. U.S. Global JETS ETF, Series of ETF Series Solutions
93. U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
94. U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions
95. US Vegan Climate ETF, Series of ETF Series Solutions
96. Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
97. Vest 2 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
98. First American Funds Trust
99. FundX Investment Trust
100. The Glenmede Fund, Inc.
101. The GoodHaven Funds Trust
102. Harding, Loevner Funds, Inc.
103. Hennessy Funds Trust
104. Horizon Funds
105. Hotchkis & Wiley Funds
106. Intrepid Capital Management Funds Trust
107. Jacob Funds Inc.
108. The Jensen Quality Growth Fund Inc.
109. Kirr, Marbach Partners Funds, Inc.
110. Core Alternative ETF, Series of Listed Funds Trust
111. Optimized Equity Income ETF, Series of Listed Funds Trust
112. Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
113. Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
114. LKCM Funds
115. LoCorr Investment Trust
116. MainGate Trust
117. ATAC Rotation Fund, Series of Managed Portfolio Series
118. Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
119. Kensington Active Advantage Fund, Series of Managed Portfolio Series
120. Kensington Defender Fund, Series of Managed Portfolio Series
121. Kensington Dynamic Allocation Fund, Series of Managed Portfolio Series
122. Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series
123. Kensington Managed Income Fund, Series of Managed Portfolio Series
124. LK Balanced Fund, Series of Managed Portfolio Series
125. Leuthold Core ETF, Series of Managed Portfolio Series
126. Leuthold Core Investment Fund, Series of Managed Portfolio Series
127. Leuthold Global Fund, Series of Managed Portfolio Series
128. Leuthold Grizzly Short Fund, Series of Managed Portfolio Series
129. Leuthold Select Industries ETF, Series of Managed Portfolio Series
130. Muhlenkamp Fund, Series of Managed Portfolio Series
131. Nuance Concentrated Value Fund, Series of Managed Portfolio Series
132. Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
133. Olstein All Cap Value Fund, Series of Managed Portfolio Series
134. Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
135. Port Street Quality Growth Fund, Series of Managed Portfolio Series

136. Prospector Capital Appreciation Fund, Series of Managed Portfolio Series
137. Prospector Opportunity Fund, Series of Managed Portfolio Series
138. Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
139. Reinhart International PMV Fund, Series of Managed Portfolio Series
140. Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
141. Tremblant Global ETF, Series of Managed Portfolio Series
142. Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
143. Hood River Emerging Markets Fund, Series of Manager Directed Portfolios
144. Hood River International Opportunity Fund, Series of Manager Directed Portfolios
145. Hood River New Opportunities Fund, Series of Manager Directed Portfolios
146. Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
147. SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios
148. SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios
149. SWP Growth & Income ETF, Series of Manager Directed Portfolios
150. Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios
151. Mason Capital Fund Trust
152. Matrix Advisors Funds Trust
153. Monetta Trust
154. Nicholas Equity Income Fund, Inc.
155. Nicholas Fund, Inc.
156. Nicholas II, Inc.
157. Nicholas Limited Edition, Inc.
158. Oaktree Diversified Income Fund Inc.
159. Permanent Portfolio Family of Funds
160. Perritt Funds, Inc.
161. Procure ETF Trust II
162. Professionally Managed Portfolios
163. Provident Mutual Funds, Inc.
164. Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
165. Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
166. Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
167. Aquarius International Fund, Series of The RBB Fund, Inc.
168. Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
169. Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
170. Boston Partners Global Sustainability Fund, Series of The RBB Fund, Inc.
171. Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
172. Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
173. Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
174. Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
175. F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
176. F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
177. F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
178. F/m Callable Tax-Free Municipal ETF, Series of The RBB Fund, Inc.
179. F/m Compoundr High Yield Bond ETF, Series of The RBB Fund, Inc.
180. F/m Compoundr U.S. Aggregate Bond ETF, Series of The RBB Fund, Inc.
181. F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
182. F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.
183. F/m High Yield 100 ETF, Series of The RBB Fund, Inc.
184. F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.
185. F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
186. F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB Fund, Inc.
187. F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
188. F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
189. F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
190. F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
191. F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
192. F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
193. F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
194. F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
195. F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
196. F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
197. Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
198. Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
199. Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
200. Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.
201. Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
202. Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.
203. Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
204. Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
205. Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.

206. MUFG Japan Small Cap Active ETF, Series of The RBB Fund, Inc.
207. Oakhurst Fixed Income Fund, Series of The RBB Fund, Inc.
208. Optima Strategic Credit Fund, Series of The RBB Fund, Inc.
209. SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
210. SGI Enhanced Core ETF, Series of The RBB Fund, Inc.
211. SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
212. SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.
213. SGI Global Equity Fund, Series of The RBB Fund, Inc.
214. SGI Peak Growth Fund, Series of The RBB Fund, Inc.
215. SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
216. SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
217. SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
218. SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
219. WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
220. WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
221. The RBB Fund Trust
222. RBC Funds Trust
223. Rockefeller Municipal Opportunities Fund
224. SEG Partners Long/Short Equity Fund
225. Series Portfolios Trust
226. Thompson IM Funds, Inc.
227. Tortoise Capital Series Trust
228. Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
229. Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
230. CrossingBridge Low Duration High Income Fund, Series of Trust for Professional Managers
231. CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional Managers
232. CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
233. CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
234. RiverPark Strategic Income Fund, Series of Trust for Professional Managers
235. Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
236. Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
237. Jensen Quality MidCap Fund, Series of Trust for Professional Managers
238. Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
239. Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
240. Wall Street EWM Funds Trust

(b)    The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is 190 Middle Street, Suite 301, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, Maine 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President and Chief Compliance Officer and Treasurer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, Maine 04101	Secretary	None
Weston Sommers	190 Middle Street, Suite 301, Portland, Maine 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)    Not applicable.

Item 33. Location of Accounts and Records.

    The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202
Registrant’s Custodian	U.S. Bank National Association Custody Operations 1555 North RiverCenter Drive, Suite 302 Milwaukee, WI 53212
Investment Adviser to the Funds	Scharf Investments, LLC 16450 Los Gatos Boulevard, Suite 207 Los Gatos, CA 95032
Investment Sub-Adviser to Scharf ETF and Scharf Global Opportunity ETF	Tidal Investments LLC 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204
Registrant’s Distributor	Quasar Distributors, LLC 190 Middle Street, Suite 301 Portland, Maine 04101
Item 34. Management Services Not Discussed in Parts A and B.
    Not Applicable.

Item 35. Undertakings.

    Not Applicable.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement under Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee and State of Wisconsin, on February 3, 2026.

Advisors Series Trust

By: /s/ Jeffrey T. Rauman
Jeffrey T. Rauman
President and Principal Executive Officer

    Pursuant to the requirements of the Securities Act, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

David G. Mertens*	Trustee	February 3, 2026
David G. Mertens

Michele Rackey*	Trustee	February 3, 2026
Michele Rackey

Anne W. Kritzmire*	Trustee	February 3, 2026
Anne W. Kritzmire

Craig B. Wainscott*	Trustee	February 3, 2026
Craig B. Wainscott

/s/ Kevin Hayden	Treasurer, Vice President and	February 3, 2026
Kevin Hayden	Principal Financial Officer

/s/ Jeffrey T. Rauman	President and Principal Executive Officer	February 3, 2026
Jeffrey T. Rauman

*By: /s/ Jeffrey T. Rauman
Jeffrey T. Rauman Attorney-In Fact pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit Number	Exhibit
EX-99(j)(iii)	Adviser Compliance Associates, LLC Consent
EX-99(p)(ii)	Code of Ethics (Adviser)